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                                                                 Exhibit (h)(1)

                     TRANSFER AGENCY AND SERVICE AGREEMENT

   AGREEMENT made as of the day of September, 2007 by and between BARCLAYS FOUNDRY INVESTMENT TRUST, a Delaware statutory trust organized under the laws of the State of Delaware (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Bank") (each of the Trust and the Bank are referred to herein individually as a "Party" and together as the "Parties").

   WHEREAS, the Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

   WHEREAS, the Bank is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

   WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

   WHEREAS, the Trust currently intends to offer shares in each of the series and classes listed on Appendix A hereto (such series and classes, together with all other series and classes subsequently established by the Trust and made subject to this Agreement in accordance with Section 20 of this Agreement, being herein referred to as the "Fund(s)");

   NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Trust and the Bank agree as follows:

1. Terms of Appointment. Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Funds hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information, as each may be amended from time to time, of the respective Funds (together, the "Prospectus(es)"), including without limitation any periodic investment plan or periodic withdrawal program. For purposes of this Agreement, Shareholder shall refer to a record holder of Shares.

2. Definitions. Whenever used herein, the terms listed below will have the following meaning:

   2.1 Authorized Trust Person. Authorized Trust Person will mean any of the persons duly authorized to give Proper Instructions (as defined below) or otherwise act on behalf of the Trust by appropriate resolution of its Board. Each Authorized Trust Person shall be set forth in a certificate as required by
Section 4 hereof.

   2.2 Other Authorized Person. Other Authorized Person will mean:

          (a) Any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of one or more of the financial intermediaries, institutional investors or

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other parties listed on a schedule provided by the Trust to the Bank from time to time (the "Providers") by appropriate resolution of their respective governing bodies; or

          (b) Any Shareholder of a Fund who has delivered to the Bank a signature guarantee.

Each person authorized to give Proper Instructions on behalf of a Provider hereunder shall be set forth in a certificate as required by Section 4 hereof.

   2.3 Board. Board will mean the Board of Trustees of the Trust.

   2.4 Proper Instructions. Proper Instructions shall mean (i) instructions regarding the purchase or sale of the Funds' Shares, and payments and deliveries in connection therewith, given by an Authorized Trust Person or Other Authorized Person, as the case may be, such instructions to be given in such form and manner as the Bank and the Trust shall agree upon from time to time; (ii) instructions from an Other Authorized Person with respect to payments, checks, wire transfers and shareholder account information as to the shareholder accounts over which such Provider has authority; and
(iii) instructions (which may be continuing instructions) regarding other matters signed or initialed by an Authorized Trust Person. With regard only to purchases and sales of Shares, oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Trust Person or Other Authorized Person. The Trust or the Other Authorized Person, as the case may be, shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Trust or a Provider, as the case may be. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Trust shall give the Bank specific Proper Instructions as to the action required. Upon receipt by the Bank of a certificate of an Authorized Trust Person as to the authorization by the Board accompanied by a detailed description of procedures approved by the Trust, Proper Instructions may include communication effected directly between electro-mechanical or electronic devices provided that the Trust and the Bank agree in writing that such procedures afford adequate safeguards for the Funds' assets.

   2.5 Key Performance Indicators. Key Performance Indicators or KPIs will mean the targets for specific key Service Levels specified in Appendix B hereto.

   2.6 Service Levels. Service Levels will mean the service levels set out in the Service Level Agreements to which the Bank, the Trust, Barclays Global Investors, N.A. and/or Barclays Global Fund Advisors are parties, as such Service Level Agreements may from time to time be amended.

3. Duties of the Bank.

   3.1 The Bank agrees that it will perform the following services:

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          (a) In connection with procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:

              (i) Receive for acceptance from the Trust and the Providers orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Trust appointed by the Board (the "Custodian");

              (ii) Pursuant to purchase orders received from the Trust and the Providers, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

              (iii) Receive for acceptance from the Trust and the Providers redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

              (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

              (v) Effect exchanges (if provided for in the Funds' respective Prospectuses), account registration changes and transfers of Shares by the registered owners thereof upon receipt of Proper Instructions;

              (vi) Account for and administer the redemption fees on the redemption and exchange of Shares (if provided for in the Funds' respective Prospectuses);

              (vii) Provide escheatment and lost shareholder services in accordance with applicable laws and regulations and policies and procedures agreed upon by the Parties;

              (viii) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of a Fund;

              (ix) Issue replacement checks and place stop orders on original checks based on Shareholders' representations that checks were not received or were lost;

              (x) Create and maintain all necessary records, including those specified in Section 13 hereof, in accordance with all applicable laws and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules thereunder, records required by Section 17A of the 1934 Act and the rules thereunder and those records pertaining to the various functions performed by the Bank hereunder. All records shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

              (xi) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, the Bank shall make available during regular business hours its facilities and premises employed in

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connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust; and

              (xii) Record the issuance of Shares of the Trust and maintain, pursuant to Rule 17Ad-10(c) under the 1934 Act, a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Bank shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on all accounts, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, monitoring, reporting, and remitting as directed by appropriate authorities for state escheat, tax lien and similar purposes, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements and any required regulatory and other communications by the Trust to Shareholders, and providing Shareholder account information; (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each state; and
(iii) coordinate with the Funds' print/mail vendor. The Trust shall
(x) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (y) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Bank for a Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund and the reporting of such transactions to the Fund as provided above.

          (c) Additionally, the Bank shall utilize a system to identify all "as-of" Share transactions (i.e., Share transactions that involve purchase and redemption orders for Shares that are received by the Trust, an agent of the Trust or a financial intermediary prior to the time as of which the net asset value per Share is computed on a business day but are processed after the time as of which the net asset value per Share is computed on the business day on which the orders were received) and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

   3.2 Duties Regarding the Trust's AML Program.

       (a) Duties of the Trust. The Trust shall perform the following functions of the Trust's Customer Identification Program ("CIP"):

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              (i) Notice and Application. Because the Bank is responsible for providing notice in the Trust's account applications to the Trust's prospective account holders that information is being requested to verify their identity in order to combat money laundering and terrorist financing, pursuant to
Section 3.2(b)(iv) below, the Trust will not create new or modify current forms of account applications without the prior approval of the Bank.

              (ii) Recordkeeping. The Trust shall collect or, if applicable, create and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable laws and regulations.

              (iii) AML Program. The Trust shall promptly furnish to the Bank a copy of the Trust's AML Program and all amendments thereto.

          (b) Duties of the Bank. Subject to the terms and conditions set forth in this Agreement, the Trust delegates to the Bank on behalf of the Trust and its principal underwriter, and the Bank hereby assumes, the following functions set forth in this Section 3.2(b) with respect to new or existing Trust customers, as defined in applicable Treasury regulations 31 C.F.R. (S) 103.122 (the "CIP Rule") (each a "CIP Customer"), as required pursuant to the CIP Rule and all Office of Foreign Asset Control ("OFAC") requirements and other similar compliance responsibilities (the "Delegated Functions"):

              (i) Information Collection.

                 (A) The Bank shall obtain all required identifying information from each CIP Customer, under applicable laws and regulations and in accordance with the Bank's CIP and any procedures thereunder. This information will include at a minimum, the following information with respect to each CIP Customer, or such other information as is required pursuant to the CIP Rule:
(i) name, (ii) date of birth for an individual, (iii) residential address for individuals and address for principal place of business for a legal entity, and
(iv) taxpayer identification number for a U.S. person or appropriate identification number or information for a non-U.S. person.

                 (B) If the Bank does not receive all such identifying information for any CIP Customer, the Bank will use its best efforts to contact the CIP Customer and gather the required information. In the event the Bank is unable to gather such information, the Bank will immediately contact the Trust's AML Compliance Officer, and the Trust's AML Compliance Officer will attempt to collect the outstanding identifying information. The Trust will promptly transmit to the Bank any identifying information that the Trust is able to collect.

              (ii) Identity Verification.

                 (A) In accordance with the Bank's CIP, unless otherwise required, the Bank will use non-documentary methods to verify the information provided to the Bank under Section 3.2(b)(i) above for each CIP Customer.

                 (B) If documentary identity verification for any CIP Customer is required in accordance with the Bank's CIP and any procedures thereunder, the Bank will be

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responsible for reviewing the appropriate documentation and verifying the identity of the CIP Customer based on that documentation.

                 (C) The Bank will not open any CIP Customer's account or accept monies into the Trust, or any series or class thereof, on behalf of the CIP Customer until the Bank is able to collect all required identifying information and verify the identity of the CIP Customer.

              (iii) Report Filing. The Bank shall monitor for and determine when to file any and all reports that are required to be filed by the Funds in connection with the Trust's AML Program. Without limiting the generality of the foregoing, the Bank shall monitor for and determine when a suspicious activity report ("SAR") should be filed as required by applicable laws and regulations and prepare and file the SAR. The Bank shall also provide the Fund with a copy of the SAR within a reasonable time after filing and notify the Trust's AML Compliance Officer if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding the SAR. The Bank shall also be required to monitor and track cash and cash equivalents and file a Currency Transaction Report ("CTR") if required, and issue the Shareholder notices required by the IRS. In the event that the Bank detects activity as a result of the implementation of the Trust's AML Program which necessitates the filing by the Bank of a SAR, a CTR or other similar report or notice to OFAC or other regulatory authorities, then the Bank shall timely file such report and also immediately notify the Trust's AML Compliance Officer, unless prohibited by applicable laws and regulations.

              (iv) OFAC and Other Similar Compliance. The Bank shall screen new and existing customers, including Trust customers, against lists of politically exposed persons and known or suspected terrorists or terrorist organizations prepared by any federal government agency and referred to the Bank in accordance with the Bank's CIP and all federal government directives related to such lists. These lists include, but are not limited to, those prepared by OFAC, which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur (i) nightly for new accounts and accounts with changes to identifying data; (ii) nightly upon receipt of changes to OFAC or other lists; and (iii) periodically for existing accounts. In the event that a new or existing Trust customer matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank's CIP, the Bank shall not open such customer's account, shall freeze such customer's assets and will immediately inform the Trust's AML Compliance Officer of the foregoing circumstances, whereupon the Trust's AML Compliance Officer shall take such other action as may be required by applicable laws and regulations.

              (v) Notice and Application. The Bank shall provide notice in the Trust's account applications to the Trust's prospective account holders that information is being requested to verify their identity in order to combat money laundering and terrorist financing. The Trust account applications shall request, at a minimum, the following information with respect to each account holder, or such other information as is required pursuant to the CIP Rule:
(i) name, (ii) date of birth for an individual, (iii) residential address for individuals and address

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for principal place of business for a legal entity, and (iv) taxpayer identification number for a U.S. person or appropriate identification number or information for a non-U.S. person.

              (vi) Recordkeeping. The Bank will create and retain the required records documenting the performance of the functions that it has agreed to perform as set forth in this Section 3.2 in accordance with, and for the periods required by, applicable laws and regulations.

          (c) Certifications.

            (i) The Bank shall certify to the Trust, on an annual basis, that the Bank has performed (and will continue to perform) the functions that it has agreed to perform as set forth in this Section 3.2 and that the Bank has performed (and will continue to perform) those functions in accordance with the specified aspects of the Trust's AML Program.

            (ii) In addition, the Bank shall certify, on a quarterly basis, that:

                 (A) The Bank's AML Program and the Bank's CIP have been approved by properly authorized officers of the Bank or the Bank's board of directors (or similar governing body);

                 (B) The Bank has established and implemented policies, procedures and internal controls reasonably designed to prevent the Bank from being used for money laundering or the financing of terrorist activities in connection with the services it provides to the Trust, including, but not limited to, all customer identification procedures related to all individuals and entities investing in the Trust or any series or class thereof, and to achieve compliance with the USA PATRIOT Act and the CIP Rule (the "Policies");

                 (C) The Bank has designated an individual or individuals responsible for implementing and monitoring the Policies;

                 (D) The Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to money laundering activities (particularly as they relate to the mutual fund industry), all applicable money laundering laws and regulations, and the Policies;

                 (E) The Bank's Policies are functioning as intended;

                 (F) Except as may have been previously disclosed to the Trust's AML Compliance Officer in writing, during the period covered by the certification, there was no suspicious activity reportable under applicable laws and regulations with respect to the Trust or any series or class thereof, and that none of the Trust's applicants or shareholders failed any of the procedures enumerated in the Policies;

                 (G) The Bank provides for periodic testing of the Policies by its internal auditors; and

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                 (H) There have been no amendments to the Bank's AML Program or the Bank's CIP and other similar compliance procedures that may materially affect the Trust or, alternatively, there has been an amendment to the Bank's AML Program or the Bank's CIP, which amendment may materially affect the Trust and which amendment has been furnished to the Trust's AML Compliance Officer pursuant to Section 3.2(e)(i).

          (d) Consent to Examination. The Bank understands and acknowledges that the Trust remains responsible for ensuring its compliance with the USA PATRIOT Act and the CIP Rule and that both the Bank, for purposes of the Bank's AML Program and the Bank's CIP, as they relate to the Trust, and the records the Bank maintains for the Trust relating to the Trust's AML Program may be subject, from time to time, to examination and/or inspection by federal regulators, the Trust's auditors or the Trust's AML Compliance Officer as part of the periodic testing of the Trust's AML Program. The Bank hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and auditors in connection with their review. For purposes of such examination and/or inspection, the Bank will make available during normal business hours, all required records and information concerning the functions of the Trust's AML Program performed by the Bank for review by such examiners and auditors. The Trust shall provide the Bank with notice of any pending or planned examinations as soon as practicable after the Trust is notified of such examination.

          (e) Miscellaneous.

              (i) In the event that the Bank materially amends the Bank's AML Program or the Bank's CIP, it shall promptly provide such amended AML Program and/or CIP and a written explanation of the amendment(s) to the Trust's AML Compliance Officer.

              (ii) At least annually, the Bank shall provide the Trust's AML Compliance Officer with a report, in the form of the Bank's most recent SAS70, which includes a summary of the findings from the most recent independent audit of the Bank's AML Program.

              (iii) A duly appointed officer of the Bank shall notify the Trust's AML Compliance Officer promptly in writing of any material violations of the Bank's AML Program that have been noted by the Bank's internal or external auditors and may be adverse to the Trust's interests, and shall provide the Trust's AML Compliance Officer with additional information regarding corrective actions taken in response to such violations as the Trust's AML Officer may reasonably request.

              (iv) Except to the extent prohibited by laws and regulations, the Bank's AML Compliance Officer will advise the Trust's AML Compliance Officer promptly if there have been any suspicious activities involving the Trust or any series or class thereof.

              (v) The Bank shall provide the Trust's AML Compliance Officer with any additional reports as the Trust's AML Compliance Officer or the Trust's Board may reasonably request, pursuant to the Trust's AML Program.

          (f) Limitation of Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Bank is agreeing to perform only those aspects of the Trust's AML Program as specified in this Section 3.2, and the Bank is not undertaking and shall

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not be responsible for any other aspect of the Trust's AML Program or for the overall compliance by the Trust with the USA PATRIOT Act.

4. Certification as to Authorized Persons. The Secretary or an Assistant Secretary of the Trust and each Provider will at all times maintain on file with the Bank his or her certification to the Bank, in such form as may be acceptable to the Bank, of the names and signatures of the Authorized Trust Persons and Other Authorized Persons acting on behalf of such Provider, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Trust Person or Other Authorized Person as designated therein), the Secretary or an Assistant Secretary of the Trust and each Provider will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Bank will be entitled to rely and act upon any certificate given to it by the Trust or a Provider, as the case may be, which has been signed by Authorized Trust Persons or Other Authorized Persons, as the case may be, named in the most recent certification received by the Bank.

5. Sale of Trust Shares.

   5.1 Whenever a Fund shall sell or cause to be sold any Shares of such Fund, it shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the trade date; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

   5.2 The Bank will, upon receipt by it of a check, wire transfer or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate Trust account postings necessary to reflect the investment. The Bank will notify the Trust, or its designee, and the Custodian of all purchases and related account adjustments.

   5.3 Under written procedures as established by mutual agreement between the Trust and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares, computed to the nearest applicable number of decimal points as agreed upon by the Parties, as such purchaser is entitled to receive, based on the appropriate net asset value of the applicable Fund's Shares, determined in accordance with the Fund's Prospectus and any applicable laws and regulations. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares.

   5.4 The Bank shall not be required to issue any Shares of the Trust where it has received a written instruction from the Trust or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

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   5.5 Upon the issuance of any Shares of any Fund(s) in accordance with the foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes if any, required to be paid by the Trust in connection with such issuance.

   5.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Trust, any other rules and regulations.

6. Returned Checks. In the event that any check or other order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Trust from financial loss or as the Trust or its designee may instruct. Provided that the standard procedures, as agreed upon in writing from time to time, between the Trust and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, the Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

7. Redemptions. Shares of any Fund may be redeemed in accordance with the procedures set forth in the Fund's Prospectus and the Bank will duly process all redemption requests.

8. Transfers and Exchanges. The Bank is authorized to review and process
(i) transfers of Shares of each Fund, or (ii) exchanges between Funds on the records of the Funds maintained by the Bank and exchanges between a Fund and any other entity, as may be permitted by the Fund's Prospectus. If Shares to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

9. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trust or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Trust shall indemnify the Bank for any act done or omitted by it in compliance with such laws or in reliance upon opinions of counsel of the Trust or of the Bank.

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10. Distributions.

   10.1 The Trust will promptly notify the Bank of the declaration of any dividend or distribution. The Trust shall furnish to the Bank a resolution of the Board certified by the Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on Proper Instructions provided by an Authorized Trust Person specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

   10.2 The Bank, on behalf of the Trust, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of Fund Shareholders, and maintain and safeguard all underlying records.

   10.3 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

   10.4 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Trust, including without limitation daily dividends.

   10.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board.

   10.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Trust as of the record date, the Bank shall, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

11. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

12. Taxes. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper federal, state and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable laws and regulations.

13. Books and Records / Intellectual Property.

   13.1 Books and Records.

       (a) Record Retention. The Bank shall create and maintain accurate, complete and up-to-date books and records relating to the services provided hereunder in accordance with this Agreement and in compliance with applicable laws and regulations (including without limitation the 1940 Act and the rules thereunder). The Trust shall retain ownership of all such books and records.

       (b) Shareholder Records. The Bank shall create and maintain records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information (as available from prior transfer agents) regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account; (vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable laws and regulations.

       (c) Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust and its duly authorized representatives and agents during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its services or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorizations.

       (d) Written procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Trust and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping system which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder in accordance with the requirements of this Agreement, in the form and manner as it may deem advisable.

   13.2 Intellectual Property.

       (a) Use of Trust trademarks or service marks (or marks of related companies) by the Bank shall be prohibited, unless the Parties otherwise agree in a duly authorized writing.

       (b) The Bank agrees that all books, records and other information of Barclays Global Fund Advisors ("BGFA") or the Trust ("Materials") and all proprietary inventions, copyrightable works, computer software, technical know-how, trademarks and other intellectual property (collectively, "Intellectual Property") owned by BGFA or the Trust that is received by the Bank from BGFA, the Trust or any service provider for use in the performance of the Bank's duties set forth herein shall remain the property exclusively of BGFA or the Trust, as applicable, and, following termination of this Agreement, all Materials and Intellectual Property owned by BGFA or the Trust shall be returned to BGFA or the Trust, as applicable, and the Bank shall retain no rights to hold or use any Materials or such Intellectual Property thereafter.

14. Fees and Expenses.

   14.1 Fees. For performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank such fees as may from time to time be agreed in writing between the Parties.

   14.2 Expenses. In addition to the fees paid under Section 14.1 above, the Fund(s) agree to reimburse the Bank for out-of-pocket expenses incurred by the Bank in performing its obligations under this Agreement as may be agreed in writing between the Parties. In addition, any other expenses incurred by the Bank at the request or with the written consent of the Trust including, without limitation, any equipment or supplies which the Trust specifically orders or requires the Bank to purchase, will be reimbursed by the Trust.

   14.3 The Fund(s) agree to pay all proper fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Trust prior to the mailing date of such materials as agreed to by the Parties. Any waiver or extension by the Bank of the thirty day time period commented in this
Section 14.3 shall not constitute a dismissal or any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

15. Representations and Warranties of the Bank.

   The Bank represents and warrants to the Trust that:

   15.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

   15.2 It is empowered under applicable laws and regulations and by its charter and by-laws to enter into and perform this Agreement.

   15.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

   15.4 It has and will continue to have access to the necessary facilities, equipment, computer systems and personnel to perform its duties and obligations under this Agreement, including, but not limited to, reasonable back-up and data recovery facilities, equipment, computer systems and personnel.

   15.5 This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

16. Representations and Warranties of the Trust.

   The Trust represents and warrants to the Bank that:

   16.1 It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware as set forth in the preamble hereto.

   16.2 It is empowered under applicable laws and regulations and by its charter documents and by-laws to enter into and perform this Agreement.

   16.3 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

   16.4 It is an open-end investment company registered under the 1940 Act.

   16.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act is currently effective and, except as the Trust may otherwise notify the Bank, will remain effective, and any appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

   16.6 When Shares are hereafter issued in accordance with the terms of the applicable Fund's Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund.

   16.7 This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

17. Indemnification.

   17.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Bank Indemnified Parties") be liable to the Trust, any Fund, any Provider, or any third party, and the Trust and each Fund shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees (a "Claim"), arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except for any Claim resulting from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party. Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of:

       (a) Any actions taken or omitted to be taken by the Bank or its permitted agents or subcontractors in good faith in reliance on, or use by the Bank or its permitted agents or subcontractors of, information, records and documents which (i) are received by the Bank or its permitted agents or subcontractors and furnished to such party by or on behalf of the Fund(s) (other than by any affiliate of the Bank on behalf of the Fund(s)), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s) (other than by any affiliate of the Bank on behalf of the Fund(s)), or (iii) were received by the Bank or its permitted agents or subcontractor from a prior transfer agent (other than any affiliate of the Bank).

       (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any then effective law or regulation or interpretation of a law or regulation.

       (c) The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

       (d) The reliance on, or the carrying out by the Bank or its permitted agents or subcontractors of, any Proper Instructions in accordance with the terms thereof.

       (e) The offer or sale of Shares by the Trust in violation of (i) any requirement under the federal securities laws; (ii) any requirement under the securities laws of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

   17.2 Notwithstanding anything in this Agreement to the contrary, in no event shall the Trust or any of its officers, trustees, employees or agents (collectively, "Trust Indemnified Parties") be liable to the Bank or any Bank Indemnified Party for, and the Bank shall indemnify and hold the Trust Indemnified Parties harmless from and against, any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

   17.3 At any time the Bank may apply to any officer of the Trust for instructions, and may consult with legal counsel of the Bank or the Trust with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon and in conformity with such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its permitted agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), including any information furnished by Provider(s), reasonably believed to be genuine and to have been signed by the proper person or persons and within the scope of their authority, or upon any instruction, information, data, records or documents provided to the Bank or its permitted agent or subcontractor by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank, its permitted agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The Bank, its permitted agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Trust, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

   17.4 In the event either Party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such Party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that the Bank shall make all reasonable efforts, whenever necessary, to use suitable data processing back-up facilities.

   17.5 Neither Party to this Agreement shall be liable to the other Party for special, incidental or consequential damages, even if the other Party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

   17.6 In order that the indemnification provisions contained in this
Section 17 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking the indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all developments concerning such claim. The Party seeking indemnification shall give the indemnifying Party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying Party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

18. Covenants of the Trust and the Bank.

   18.1 The Trust shall promptly furnish or cause to be furnished to the Bank the following:

       (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

       (b) A copy of the charter documents and by-laws of the Trust and all amendments thereto.

       (c) Copies of each vote of the Board designating Authorized Trust Persons to give instructions to the Bank, and a certificate providing specimen signatures for such Authorized Trust Persons.

       (d) Certificates as to any change in any officer or Trustee of the Trust.

       (e) Copies of each vote of the governing body of the Provider(s) designating Other Authorized Persons to give instructions to the Bank, and a certificate providing specimen signatures for such Other Authorized Persons.

       (f) Certificates as to any change in any officer or director of the Provider(s).

       (g) If applicable, a specimen of the certificate of Shares in each Fund of the Trust in the form approved by the Trustees, with a certificate as to such approval.

       (h) All account application forms and other documents relating to Shareholder accounts or relating to any plan, program or service offered by the Trust.

       (i) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

       (j) An opinion of counsel for the Trust with respect to the validity of the Shares and the status of such Shares under the 1933 Act.

       (k) Copies of the Trust's registration statement on Form N-1A (if applicable) as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

       (l) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

   18.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   18.3 The Bank agrees that all records prepared or maintained by the Bank pursuant to Section 31 of 1940 Act and the rules thereunder relating to the services to be performed by the Bank hereunder are the confidential property of the Trust and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered to the Trust on and in accordance with its request.

   18.4 The Bank and the Trust agree that all books, records, information and data pertaining to the business of the other Party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by laws or regulations.

   18.5 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

19. Term / Termination / Transition Assistance.

   19.1 Term and Termination.

       (a) Term. Subject to the termination rights set forth below, the initial term of this Agreement shall commence on the date first set forth above and end on November 1, 2009 (the "Initial Term"). Following the expiration of the Initial Term, this Agreement shall automatically renew and continue in force for subsequent one-year terms until terminated as provided herein (each, a "Renewal Term").

       (b) Termination. The Trust may terminate this Agreement in whole or in part (for example, as to any Fund) prior to the expiration of the Initial Term or any Renewal Term: (i) upon sixty (60) days' prior written notice in the form of Proper Instructions specifying the date upon which termination is to occur ("Termination Notice") in the event that a conservator or receiver is appointed for the Bank in accordance with 12 USC (S)1821(c) or similar and successor provisions; or (ii) without cause at any time by giving the Bank at least 180 days' prior written notice of the designated termination date.

       (c) Further Termination. The Trust may terminate this Agreement in whole or in part (for example, as to any Fund) prior to the expiration of the Initial Term or any Renewal Term in the event:

          (i) that the Bank fails to meet the criteria defined in each of six
(6) separate Key Performance Indicators, each for four (4) consecutive months, in any rolling twelve-month period. For avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (a) the result of an event that is not reasonably predictable or foreseeable (and, therefore should not have been anticipated and prepared for) by prudent persons or entities providing or operating a business similar to the affected Party and in each case, beyond such Party's reasonable control (a "Force Majeure Event"), (b) caused by the Trust or a direct result of a specific request by the Trust, (c) a direct result of a specific request by a duly authorized agent of the Trust, (d) caused by a third party other than an agent of the Bank or (e) the result of agreement by the Parties;

          (ii) of a material breach of a material provision of this Agreement;

          (iii) the Board of the Trust votes to liquidate a Fund and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Fund or the Fund's investment adviser; or

          (iv) Barclays Global Investors, N.A. terminates its Custodial, Fund Accounting and Services Agreement (as amended) with the Bank pursuant to the fiduciary capacity provision in Section 13.1(b)(ii) of such agreement;

provided that the Trust shall not exercise its rights under subsections (i) or
(ii) above unless the Trust has first provided written notice to the Bank of its intent to terminate under such subsection, and the Bank: (x) does not present a plan to remedy or cure the KPI or breach that is reasonably acceptable to the Trust, which plan will be provided as soon as practicable, and in any event not later than ten (10) days after such notice, and (y) has not made substantial progress toward curing or remedying that KPI or breach in material respects to the reasonable satisfaction of the Trust, within thirty
(30) days of presenting such plan to the Trust.

       (d) Notice of Basis for Termination. The Trust shall advise the Bank of any service level, practice, policy, circumstance or any breach by the Bank of which it becomes aware from time to time that, if unaddressed, would permit the termination of this Agreement under any of the basis set forth in this
Section 19.1.

   19.2 Transition Assistance.

       (a) In the event the Trust or any Fund terminates this Agreement in accordance with Section 19.1, or upon the expiration of the Initial Term or any Renewal Term and non-renewal of this Agreement:

          (i) the Bank will immediately upon receipt of notice of termination or non-renewal, commence and prosecute diligently to completion the transfer of all cash and the delivery of all assets in the Trust's (or Fund's) accounts as to which this Agreement is terminated, duly endorsed, and all records maintained under the terms hereof and of the Service Level Agreements directly to such successor custodian appointed by the Trust ("Transfer");

          (ii) the Bank will provide such reasonably necessary transition assistance as described below in this Section 19.2 (the "Transition Assistance"). The Bank will fully cooperate with the Trust and will provide such reasonable assistance as directed by Trust to effectively transition the services provided by the Bank to the Trust under this Agreement to a successor entity (or entities) as designated by the Trust in its sole discretion, including but not limited to using its commercially reasonable efforts to provide for an orderly transition of the funds from Bank's custody to the successor's custody. During such transition period, the Trust will continue to pay the Bank the fees applicable to such services set forth in the then-current fee schedule, plus an amount calculated based on additional time and materials outside the usual services provided under this Agreement and required to effect the conversion of the services to a successor service provider. The Bank shall provide Transition Assistance for a period of up to twenty-four (24) months as requested by the Trust;

          (iii) The Bank and the Trust shall negotiate in good faith to agree on a plan for the orderly transition of the Trust to a successor service provider by no later than sixty (60) days after the date of termination or non-renewal;

          (iv) The Trust shall, in the event Transition Assistance is required for more than twenty-four (24) months from the date of termination, pay the Bank an annual bonus on a monthly basis in an amount equal to 5% of the aggregate fees being charged as of the date of termination; and

          (v) The Trust and the Bank will take all reasonably necessary steps as mutually agreed by the Parties, to assure the retention of key employees of the Bank involved in the provision of Transition Assistance.

   19.3 Release. Upon Transfer of a Fund or completion of the Transition Assistance, as the case may be, the Bank shall be released from any and all further obligations under this Agreement with respect to the Fund as to which this Agreement is terminated; provided that Bank shall continue to be responsible for services normally provided by transfer agents post-conversion in the normal course of business at the Bank's then current rates.

   19.4 Survival. Notwithstanding anything to the contrary in this Agreement, each Party's obligations under Sections 13 (Books and Records/Intellectual Property), 17 (Indemnification), 19.2 (Transition Assistance), 21 (Confidentiality), 24 (Governing Law; Proceedings), 27 (Service Credits),
28 (Customized Technology Deliverables), 30 (Dispute Resolution) and 31 (Limitation of Liability of the Trustees and Shareholders) hereof shall continue and remain in full force and effect after the termination of this Agreement.

20. Additional Funds. In the event that the Trust establishes one or more series or classes of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing and, unless the Bank declines in writing to provide such services within seven
(7) days after receipt of such notification, Appendix A shall be amended to include the new series or class of Shares.

21. Confidentiality. Both Parties agree that any non-public information obtained hereunder concerning the other Party is confidential and may not be disclosed to any other person without the consent of the other Party, except as may be required by applicable laws or regulations or at the request of a governmental agency. The Parties further agree that a breach of this provision would irreparably damage the other Party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity and without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

22. Assignment.

   22.1 Except as provided in Section 22.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the written consent of the other Party.

   22.2 This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

   22.3 The Bank may, without further consent on the part of the Trust, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

23. Amendment. This Agreement may be amended or modified only by a written agreement executed by both Parties, except as provided in Section 20 above.

24.Governing Law; Proceedings.

   24.1 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

   24.2 The Bank shall advise the Trust of all legal proceedings that would have a material adverse impact on the Bank's ability to provide the services contemplated by this Agreement.

25. Merger of Agreement and Severability; Counterparts.

   25.1 This Agreement, together with any fee agreement pursuant to
Section 14.1 and any Service Level Agreement(s), constitutes the entire agreement between the Parties hereto with respect to the matters addressed hereby, and supersedes any prior agreement with respect to the subject hereof whether oral or written.

   25.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of this Agreement shall remain in full force and effect.

   25.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

26. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either Party hereto will be sufficiently given if addressed to such Party and delivered, via registered U.S. Mail or facsimile with written confirmation via registered U.S. Mail, to it at its offices at the address set forth below, namely:

                  For the Trust or the Fund(s):

                       Barclays Foundry Investment Trust
                       c/o Barclays Global Fund Advisors
                       45 Fremont Street
                       San Francisco, CA 94105
                       Attention: Legal Department

                  For the Bank:

                       State Street Bank and Trust Company
                       ___________________________________
                       ___________________________________
                       Attention: ________________________

27. Service Credits. Only during the period in which the Bank is providing Transition Assistance:

       (a) In the event Bank fails to meet the criteria defined in the relevant Key Performance Indicator for two consecutive months, the Trust shall receive a Service Credit. "Service Credit" shall mean: a five percent (5%) reduction of fees, only for the service to which the uncured KPI relates, for the month in which the uncured KPI failures occurred, and only for the Fund affected by the uncured KPI failures. For the avoidance of doubt, this right shall only apply if the failure by the Bank to meet the Service Level as defined in the relevant KPI is not (i) the result of a Force Majeure Event, (ii) caused by the Trust or a direct result of a specific request by the Trust, (iii) a direct result of a specific request by an agent of the Trust, (iv) caused by a third party other than an agent of Bank or (v) the result of agreement by the Parties.

       (b) Service Credits shall be calculated on a monthly basis, and the Service Credits shall be payable as an offset against current or future fees owed by the Trust, and upon termination, expiration or non-renewal of this Agreement, all unused Service Credits shall be paid in cash to the Trust.

       (c) The Bank shall not be deemed to have failed to meet a monthly KPI where such failure arises from a single underlying cause that is promptly remedied by the Bank, without the occurrence of which, the Bank would not have failed to meet that KPI in that month.

       (d) Time periods referenced in this Section 27 shall begin to run as of the date the Bank knows, reasonably should have known, or is notified of the relevant failure.

       (e) The Bank shall earn back 100% of any Service Credit, provided that the Bank achieves the applicable KPI requirement the failure of which led to the Service Credit for two consecutive months beginning in the month following the month in which the Service Credit is earned. For example, if the Bank fails to meet a particular KPI for January and February of a year, the Bank shall earn back 100% of the associated Service Credit if the Bank meets that KPI in the months of March and April.

       (f) The Bank acknowledges that its failure to meet the minimum levels set forth in the Key Performance Indicators would have a material adverse effect on the Trust's business. The Bank further acknowledges that the Service Credits represent a reduction in the fees payable by the Trust hereunder which, in turn, reflects the Bank's provision of a lower level of services than that required by the Trust. The Bank further acknowledges that the Service Credits are reasonably proportionate to the loss likely to be suffered by the Trust as a result of the failure by the Bank to meet the applicable KPIs.

       (g) The level of Service Credits payable in any calendar year will not exceed in the aggregate 5% of the aggregate fees payable under this Agreement for such year.

       (h) The Trust shall not be entitled to recover as part of any damages claim any sums credited or paid as Service Credits if the damages claim arose from a KPI failure, provided the damages to which the Trust is otherwise entitled arose from the same services to which the KPI failure relates, for the same Fund, and for the same underlying event.

28. Customized Technology Deliverables. The Bank will deliver into escrow for the benefit of the Trust copies of all final requirements documentation related to any builds, features or functionality customized for the Fund, that are incorporated into or used in connection with the provision of services under this Agreement (the "Requirements Documentation"), within thirty (30) days after such builds, features or functionality have been incorporated into or used in connection with the provision of services. Such Requirements Documentation shall be in the form customarily produced by the Bank in connection with such projects generally. The Fund shall have access to such Requirements Documentation only in the event of the termination of this Agreement other than by reason of breach by the Fund. The Bank hereby grants to the Fund a worldwide, irrevocable, royalty-free, fully paid-up, non-transferable and non-exclusive license, solely for the purpose of the Fund's or the Fund's third party supplier assuming performance obligations for the services previously performed by the Bank hereunder.

29. Service Enhancements. The Bank hereby commits that it will use commercially reasonable efforts to continue to develop and provide to the Trust service enhancements that will enable the Trust to maintain the Trust's market leader position in product innovation, information technology, and service delivery (collectively, "Market Efforts"). The Bank agrees that its Market Efforts will be and will continue to be during the Initial Term and any Renewal Term no less favorable than those being offered at that time by the Bank to any other customer purchasing services of a type substantially similar to the services provided hereunder relating to funds in aggregate substantially similar in scope (even if smaller in asset size) to the Funds. The Bank shall, upon written request, review and have an officer of the Bank certify its compliance with this Section 29 to the Trust. If the Bank at any time offers other customers or brokers processes, discounts and/or other cost reduction methods or improved services more favorable than those provided to the Trust pursuant to this Agreement such that the foregoing terms of this subsection become untrue, the Bank shall promptly offer these to the Trust prospectively from the date such more favorable terms were offered to other customers or brokers, unless the Bank is prevented from doing so in a reasonable manner due to third party patent related restrictions. The Bank acknowledges that the requirements of this Section 29 are a material provision of this Agreement.

30. Dispute Resolution.

   30.1 In the event of any dispute under this Agreement, each Party will appoint a designated representative whose task will be to resolve the dispute (the "Representatives"). The Representatives will have five (5) business days to meet and discuss in good faith a resolution to the dispute. During the course of such discussions, each Party will honor the other Party's reasonable requests for relevant information, including but not limited to providing copies of relevant documents. The specified format for such discussions will be left to the discretion of the Representatives, but may include the preparation and delivery of statements of facts or written statements of positions.

   30.2 If the Representatives are unable to resolve the dispute within such five (5) day period, the Representatives will refer the dispute to their respective CEO, President or COO (the "Managers"). Such Managers will have ten
(10) business days to meet and discuss in good faith a resolution of the dispute. If the Managers are unable to resolve the dispute within such ten
(10) day period, the Parties may elect to extend the time for such dispute resolution, or proceed in accordance with their respective rights under this Agreement or otherwise.

   30.3 If the Parties are unable to resolve the dispute as set forth herein, the Parties may, upon mutual agreement, seek to resolve the dispute through mediation.

31. Limitations of Liability of the Trustees and Shareholders. The Bank acknowledges that the Trust's obligations hereunder are binding only on the assets and property belonging to the applicable Fund. No Fund shall have any liability for the obligations of any other Fund. It is expressly agreed that obligations of the Trust hereunder shall not be binding upon any Trustee, Shareholder, nominees, officers, agents, or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"). The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither this authorization nor this execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the applicable Fund as provided in the Declaration of Trust.

32. Master Agreement. For convenience purposes, this Agreement is being entered into as a master agreement by the Bank and the Trust on behalf of each Fund from time to time set forth on Appendix A hereto. However, this Agreement shall be interpreted as applying solely to each Fund individually, and no Fund shall be liable for the obligations of any other Fund.

33. Other Agreements. The Bank and the Trust may from time to time be parties to agreements in addition to this Agreement. The terms of this Agreement shall not be applicable to, or otherwise affect the relationship of the Bank and the Trust under, such other agreements unless specifically agreed to therein by the Bank and the Trust. Further, nothing in this Agreement shall limit the obligations of the Bank or the liabilities of the Bank for any act or omission of the Bank either herein or under any other agreement pursuant to which the Bank provides, in any capacity, services to or on behalf of, the Trust or any Fund.

                    [Remainder of Page Intentionally Blank]

   IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

                                           BARCLAYS FOUNDRY INVESTMENT TRUST

                                           By:
                                                  ------------------------------
                                           Name:
                                           Title:

                                           STATE STREET BANK AND TRUST COMPANY

                                           By:
                                                  ------------------------------
                                           Name:
                                           Title:

           [Signature Page to Transfer Agency and Service Agreement]

                                  Appendices

Appendix A                          Funds
Appendix B                          Key Performance Indicators

                                  Appendix A

                     Transfer Agency and Service Agreement

                       Barclays Foundry Investment Trust

                                 List of Funds

                LifePath(R) Index Retirement Portfolio, Class S LifePath(R) Index 2010 Portfolio, Class S LifePath(R) Index 2020 Portfolio, Class S LifePath(R) Index 2030 Portfolio, Class S LifePath(R) Index 2040 Portfolio, Class S

Note: Class S is currently the only class of shares for each of the listed
Funds.

Dated: ______________

                                  Appendix B

                     Transfer Agency and Service Agreement

         Barclays Foundry Investment Trust Key Performance Indicators

                             [________] [__], 2007

Service Category                        Task                                  Criteria
----------------       -------------------------------------- ----------------------------------------

  1. Fund Accounting   Unit Value Accuracy                    Achieve an accuracy rate of at least
                                                              99.8%.

  2. Fund Accounting   Unit Value Delivery                    Achieve a timeliness rate of SLA* plus 2
                                                              hours at rate of 98%.

  3. Fund Accounting   Cash Projection                        Achieve an accuracy rate of at least
                       Accuracy                               99.7%.

  4. Fund Accounting   Cash Projection                        Achieve a timeliness rate of SLA plus 1
                       Delivery                               hour at a rate of at least 99%.

  5. TA                Distributions                          Distributions will be processed into
                       Delivery                               client's accounts, by Payable Date + 2,
                                                              with no more than 4 exceptions per
                                                              month.

  6. IT Services       SWIFT 535 and 950 messages and SEI     Achieve a timeliness rate of SLA plus 3
                       Client Holdings and Transactions       hours with no more than 4 exceptions
                       Report Delivery                        per month per message type.

  7. Fund Accounting   Unit Settlement                        Achieve a timeliness rate of SLA plus 2
                       Delivery                               hours with no more than 4 exceptions
                                                              per
                                                              month.

  8. Fund Accounting   PRV Accuracy                           Achieve an accuracy rate of at least
                                                              99.7%.

  9. Corporate Actions Corporate Actions                      Achieve SLA requirements for these
                       Notification/                          activities at an accuracy rate of 99%.
                       Processing/ Posting for Vaulted Assets

  10 TA                Trade Wires                            Achieve a timeliness rate of SLA+1 hour
                                                              at a rate of at least 99%.

  11 TA                BFIT Order Flow                        Achieve a timeliness rate of SLA plus 2
                                                              hours at a rate of at least 99%.

  12 Directed Loan Ops Securities Loan                        Settlement percentage of 99%.
                       Movements

--------
*   SLA means Service Level Agreement(s).